CERTIFICATE OF TRUST

                                       OF

                             BHR INSTITUTIONAL FUNDS

         This Certificate of Trust of BHR Institutional Funds (the "Trust"), dated as of this 2nd day of June, 2006, is being duly executed and filed in order to form a statutory trust in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the "Act") and sets forth the following:

         1. The name of the Trust is "BHR Institutional Funds."

         2. The Trust will become, prior to or within 180 days following the first issuance of shares of beneficial interest, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

                  (a) The registered office of the Trust in Delaware and the registered agent for service of process on the Trust is:

                           The Corporation Trust Company
                           Corporation Trust Center
                           1209 Orange Street
                           Wilmington, Delaware 19801

         3. Pursuant to Section 3804(a) of the Act, notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

                  IN WITNESS WHEREOF, the undersigned, being the Initial Trustee, hereby executes this Certificate of Trust on this 2nd day of June, 2006.


                                               /s/  Amy Duling
                                               ----------------
                                               Name: Amy Duling